Exhibit 99.1

PRESS RELEASE

Contact Information:

Joseph W. Kennedy, Senior Vice President/CFO

Georgetown Bancorp, Inc.

978-352-8600

joe.kennedy@georgetownbank.com

Georgetown Bancorp, Inc. Reports Earnings Results for the Three Months and Year Ended December 31, 2013 and Announces Quarterly Cash Dividend

GEORGETOWN, MASSACHUSETTS, January 31, 2014 —

Georgetown Bancorp, Inc. (NASDAQ: GTWN) (the “Company”), holding company for Georgetown Bank (the “Bank”), reported net income for the three months ended December 31, 2013 of $208,000, or $0.12 per basic and diluted share, compared to net income of $416,000, or $0.23 per basic and diluted share, for the three months ended December 31, 2012. Net income for the year ended December 31, 2013 was $735,000, or $0.41 per basic and diluted share, compared to net income of $948,000, or $0.51 per basic and diluted share, for the year ended December 31, 2012. Book value per share increased $0.05 to $15.80 at December 31, 2013 from $15.75 at December 31, 2012 and was negatively impacted by a net after-tax decrease in the market value of our available for sale investment securities of $572,000, or $0.31 per share.

The Company also announced that its Board of Directors has declared a regular quarterly cash dividend of $0.04 per share of common stock. The dividend will be paid on or about February 24, 2014, to stockholders of record as of the close of business on February 10, 2014.

Robert E. Balletto, President and Chief Executive Officer, said, “I am pleased to report continued growth of our commercial loan portfolio, which grew 66% during 2013. This growth, combined with our continued strong asset quality, positions us well for future net interest income expansion. Non-interest income for the three months ended December 31, 2013 declined 50% compared to the three months ended December 31, 2012, driven by a decline in mortgage banking income, which was negatively affected by higher mortgage rates. Our primary focus continues to be on our strategic plan, which we believe will enhance long-term stockholder value.”

Georgetown Bancorp, Inc.

Selected Financial Data

	At or for the	At or for the
	Year Ended	Year Ended
	December 31, 2013	December 31, 2012
	(Dollars in thousands, except share data)
Selected Financial Condition Data:
Total assets	$263,033	$211,602
Cash and cash equivalents	6,295	6,789
Loans receivable, net	223,912	180,599
Allowance for loan losses	2,396	1,780
Investment securities (1)	19,331	9,778
Deposits	175,961	154,439
Borrowings	54,925	23,600

Total stockholders’ equity	28,942	30,563
Stockholders’ equity to total assets at end of period	11.00%	14.44%
Total shares outstanding	1,831,518	1,940,259
Book value per share	$15.80	$15.75

Asset Quality Data:
Total non-performing loans	$399	$3,175
Other real estate owned	—	203
Total non-performing assets	399	3,378
Non-performing loans to total loans	0.18%	1.74%
Non-performing assets to total assets	0.15%	1.60%
Allowance for loan losses to non-performing loans	600.50%	56.06%
Allowance for loan losses to total loans	1.06%	0.98%
Loans charged off	$139	$386
Recoveries on loans previously charged off	47	142

	Three Months Ended		Year Ended
	December 31,		December 31,
	2013	2012	2013	2012
	(Dollars in thousands, except per share data)
Selected Operating Data:
Interest and dividend income	$2,692	$2,288	$9,645	$9,045
Interest expense	306	360	1,172	1,688
Net interest income	2,386	1,928	8,473	7,357
Provision for loan losses	301	38	708	200
Net interest income after provision for loan losses	2,085	1,890	7,765	7,157
Non-interest income	396	785	1,703	2,013
Non-interest expense	2,152	1,995	8,313	7,663
Income before income taxes	329	680	1,155	1,507
Income tax provision	121	264	420	559
Net income	$208	$416	$735	$948

Net income per share: basic	$0.12	$0.23	$0.41	$0.51
Net income per share: diluted	$0.12	$0.23	$0.41	$0.51

Performance Ratios:
Return on average assets	0.33%	0.80%	0.32%	0.46%
Return on average equity	2.83%	5.53%	2.46%	3.80%
Interest rate spread	3.78%	3.68%	3.72%	3.57%
Net interest margin	3.90%	3.86%	3.85%	3.75%
Efficiency ratio (2)	77.33%	73.55%	81.69%	81.79%
Non-interest expense to average total assets	3.39%	3.83%	3.63%	3.73%

(1) Does not include Federal Home Loan Bank Stock of $2.9 million at December 31, 2013 and December 31, 2012.

(2) The efficiency ratio represents non-interest expense divided by the sum of net interest income and non-interest income.

About Georgetown Bancorp, Inc.

Georgetown Bancorp, Inc. is the holding company for Georgetown Bank. Georgetown Bank, with branch offices in Georgetown, North Andover and Rowley, Massachusetts, is committed to making a positive difference in the communities we serve. We strive to deliver exceptional personal service at all times and to help each of our customers achieve their unique financial goals through a competitive array of commercial and consumer banking services. To learn more about Georgetown Bank, visit www.georgetownbank.com or call 978-352-8600.

Forward-looking statements

This news release may contain certain forward-looking statements, such as statements of the Company’s or the Bank’s plans, objectives, expectations, estimates and intentions. Forward-looking statements may be identified by the use of words such as “expects,” “subject,” “believe,” “will,” “intends,” “will be” or “would.” These statements are subject to change based on various important factors (some of which are beyond the Company’s or the Bank’s control) and actual results may differ materially. Accordingly, readers should not place undue reliance on any forward-looking statements (which reflect management’s analysis of factors only as of the date of which they are given). These factors include general economic conditions, trends in interest rates, the ability of our borrowers to repay their loans, the ability of the Company or the Bank to effectively manage its growth, and results of regulatory examinations, among other factors. The foregoing list of important factors is not exclusive. Readers should carefully review the risk factors described in other documents the Company files from time to time with the Securities and Exchange Commission, including Current Reports on Form 8-K.

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